Exhibit 99.1

Aeglea BioTherapeutics Announces Interim Results from Ongoing Phase 1/2 Clinical Trial of Pegtarviliase for the Treatment of Classical Homocystinuria and Begins Process to Explore Strategic Alternatives

Results from Cohorts 1 and 2 Showed a Dose-Dependent Reduction in Total Homocysteine Levels

Results from Cohort 3 Indicated Additional Dose Exploration and Data from Longer Treatment Duration May be Needed

Austin, Texas, April 12, 2023 - Aeglea BioTherapeutics, Inc. (NASDAQ:AGLE), a clinical-stage biotechnology company developing a human enzyme therapeutics to benefit people with rare metabolic diseases, today announced interim results from the ongoing Phase 1/2 clinical trial of pegtarviliase, a novel recombinant human enzyme engineered to reduce elevated levels of total homocysteine, for the treatment of Classical Homocystinuria. Following its review of the interim results, the company announced that it is exploring strategic alternatives with the goal of maximizing shareholder value.

Interim Results of Phase 1/2 Clinical Trial of Pegtarviliase

Classical Homocystinuria is a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Pegtarviliase is being investigated in an ongoing Phase 1/2 dose escalation trial in which participants received pegtarviliase once a week for four weeks in order to assess safety and tolerability as well as to gather data on efficacy and optimum dose levels. Thirteen participants were enrolled in the clinical trial; 11 participants completed dosing and were considered evaluable. One participant withdrew from the trial due to personal reasons.

Results from the first two cohorts (0.15 mg/kg and 0.45 mg/kg, respectively) showed that treatment with pegtarviliase lowered total homocysteine levels in participants when compared to baseline values. Results from the third cohort (1.35 mg/kg) did not show a consistent reduction in total homocysteine levels compared to baseline. Further analysis of the results indicated that participants in the third cohort developed anti-drug antibodies (ADAs), which may have impacted the pharmacokinetics and reduced the effect of pegtarviliase in reducing total homocysteine levels. Together these data indicate that exploration of higher doses or dosing of longer duration may be warranted in order to better determine the potential efficacy of pegtarviliase in lowering total homocysteine.

Table 1: Percent Change of Total Homocysteine from Baseline After 4 Weeks of Pegtarviliase Treatment

	3 Days Post Dose (SD)	7 Days Post Dose (SD)
Cohort 1 (n=3, 0.15 mg/kg)	-26.3% (12.3)	-8.0% (7.9)
Cohort 2 (n=4, 0.45 mg/kg)	-33.0% (19.0)	-26.8% (4.9)
Cohort 3 (n=4, 1.35 mg/kg)	-11.3% (22.1)	+15.0% (57.9)*

*	n=3, due to missing data point from one of four evaluable patients. SD = standard deviation

Pegtarviliase was well tolerated with the majority of adverse events being Grade 1 or Grade 2 injection site reactions (76.9%) and hypersensitivity reactions (15.3%), which were managed with antihistamine and/or steroid treatment. There was one serious adverse event that was assessed as unrelated to treatment. No participants withdrew from the trial or had a dose reduction due to an adverse event.

“Given the frequency of ADAs seen with other proven effective enzyme therapies, we continue to believe there is a potential for pegtarviliase with further exploration in the clinic. Additional work on dosing regimens, including dose level, duration and/or frequency, could yield insights into the ability of pegtarviliase to potentially lower homocysteine into a therapeutic range, and therefore benefit people living with Homocystinuria,” said Jeffrey Goldberg, president and CEO of Aeglea. “We have produced valuable information in our clinical program for pegtarviliase that we believe ultimately benefits the Homocystinuria community but, unfortunately, we do not believe the data we currently have support immediate dialogue with regulators on a pivotal trial design. We would like to thank all the patients, caregivers, physicians and support staff that gave their time and energy to participate in our clinical trial.”

Process to Explore Strategic Alternatives

Aeglea has engaged Wedbush Securities Inc. as an exclusive financial advisor to assist in the process of exploring strategic alternatives, which will include, but are not limited to, an acquisition, merger, reverse merger, other business combination, sales of assets or other strategic transactions. There can be no assurance that the exploration of strategic alternatives will result in any agreements or transactions, or that, if completed, any agreements will be reached or transactions will be successfully consummated or on attractive terms. The company has not set a timetable for completion of this strategic review and does not intend to comment further on the status of this process unless or until its board of directors has approved a definitive course of action, or it is determined that other disclosure is appropriate or required.

As part of this process, Aeglea is reducing its workforce and will retain approximately 10 employees required to support the process and continue ongoing value-creating activities. The company also announced the departures of Michael C. Hanley, MBA, chief business officer, and Linda Neuman, MD, MBA, chief medical officer.

“Our other clinical program, pegzilarginase for the treatment of patients with Arginase 1 Deficiency which is partnered in Europe and certain countries in the Middle East with Immedica Pharma AB, currently has a Marketing Authorization Application under review with the European Medicines Agency with a potential decision on approval in late 2023,” said Cortney Caudill, chief product officer. “This represents years of hard work from the team, and I’d like to thank all the current and former Aeglea employees for their dedication in the development of both our clinical-stage programs with the potential to positively impact the lives of people with rare metabolic diseases.”

About Pegtarviliase in Homocystinuria

Pegtarviliase is a novel recombinant human enzyme, which is engineered to reduce elevated levels of total homocysteine circulating in the plasma by degrading the amino acid homocysteine and its dimer. Pegtarviliase is currently being studied in a Phase 1/2 clinical trial for the treatment of patients with Classical Homocystinuria, a rare inherited disorder of methionine metabolism that results in elevated levels of total homocysteine. Homocysteine accumulation plays a key role in multiple progressive and serious disease-related complications, including lens dislocation, skeletal abnormalities, vascular complications and neurologic effects, as well as the potential for sudden and early death. In preclinical studies, pegtarviliase improved important disease-related abnormalities and survival in a mouse model of Homocystinuria. Pegtarviliase has received both U.S. and EU Orphan Drug Designation as well as U.S. Rare Pediatric Disease and Fast Track Designations.

About Aeglea BioTherapeutics

Aeglea BioTherapeutics is a clinical-stage biotechnology company redefining the potential of human enzyme therapeutics to benefit people with rare metabolic diseases with limited treatment options. Aeglea is investigating pegtarviliase in an ongoing Phase 1/2 clinical trial for the treatment of Classical Homocystinuria. Aeglea’s other clinical program, pegzilarginase, achieved the primary endpoint of arginine reduction in the PEACE Phase 3 clinical trial. The Marketing Authorization Application for pegzilarginase is currently under review with the European Medicines Agency. Aeglea has also developed a pipeline of engineered human enzymes that have been explored in preclinical testing, the most advanced of which is for the potential treatment of Cystinuria. For more information, please visit http://aeglea.com.

Forward Looking Statements

This press release contains “forward-looking” statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “believe,” “continue,” “goal,” “expect,” “may,” “intend,” “potential,” “will” and similar references to future periods. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from what the Company expects. Examples of forward-looking statements include, among others, statements the Company makes regarding its ability to consummate any strategic alternatives and the timing thereof, including updates concerning the process to explore strategic alternatives, as well as any updates relating to its clinical trials and related data and potential regulatory decisions and other statements that are not historical fact. Actual results may differ materially from those indicated by such forward-looking statements. Factors that could cause actual results to differ include, but are not limited to, risks that the Company may not execute its planned exploration and evaluation of strategic alternatives; the availability of suitable third parties with which to conduct contemplated strategic transactions; the risk that the Company’s reduction in force efforts may not generate their intended benefits to the extent or as quickly as anticipated; and the risk that the Company’s reduction in force efforts may negatively impact the Company’s business operations and reputation. Additional risks and uncertainties regarding the Company’s business can be found in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the United States Securities and Exchange Commission (“SEC”), and future filings and reports that the Company makes from time to time with the SEC. The information contained in this press release is as of the date of this release, and the Company undertakes no duty to update forward-looking statements contained in this press release except as required by applicable laws.

Contact Information:

Investors & Media

Kelly Boothe, Ph.D.

Vice President, Investor Relations & Corporate Communications

512.399.5458

investors@aeglea.com

media@aeglea.com